                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          FIRST AMERICAN CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

[LOGO]  FIRST
  (R)   AMERICAN
        CORPORATION                                              March 16, 1995

Dear Shareholder:

     I am pleased to invite you to First American's annual shareholders meeting, which will be held in the fifth floor auditorium of the First American Center in Nashville, Tennessee on Thursday, April 20, 1995 at 10:30 a.m.

     Details on the items of business that will be discussed and voted upon at this year's meeting are included in this proxy statement.

     In addition to these agenda items, we will be giving you a report on our progress in 1994 which was an excellent year for First American. The Company earned $90.7 million, or $3.48 per share, and recorded a return on equity and a return on assets of 15.23% and 1.25%, respectively. In addition, loan growth was strong during 1994. Average loans were up 17% over 1993. Credit quality improved significantly during 1994 and First American increased dividends paid 60% compared with 1993. First American also consummated its purchase of all outstanding shares of Fidelity Crossville Corp., the parent company of First Fidelity Savings Bank, F.S.B. located in Crossville and Fairfield Glade, Tennessee. In conjunction with the acquisition, First Fidelity was merged into First American National Bank on April 1, 1994. These and other achievements will be discussed at the annual meeting. As in the past, we will allot time for any questions or comments you may have.

     I hope that you will be able to attend the annual meeting. However, if you cannot attend in person, please return the enclosed proxy card as soon as possible to ensure that your shares are represented at the annual meeting. If your plans change and you are able to attend the meeting, you may choose to withdraw your proxy and vote in person.

     On behalf of the board of directors and employees of First American, let me express our appreciation for your continued support and confidence.

                                          Sincerely,

                                          Dennis C. Bottorff
                                          ------------------
                                          Dennis C. Bottorff
                                          Chairman and Chief Executive Officer

                           FIRST AMERICAN CORPORATION
                             First American Center
                           Nashville, Tennessee 37237
                                 (615) 748-2000

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of First American Corporation:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Annual Meeting") of First American Corporation will be held in the fifth floor auditorium, First American Center, Fourth and Union, Nashville, Tennessee on April 20, 1995 at 10:30 a.m., CDT, for the following purposes:

          (1) To elect one (1) director to serve until the Annual Meeting in 1996, one (1) director to serve until the Annual Meeting in 1997, and six
     (6) directors to serve until the Annual Meeting in 1998; and

          (2) To transact such other business as may properly come before the Annual Meeting.

     Only shareholders of record at the close of business on February 9, 1995 will be entitled to vote at the Annual Meeting or any adjournment thereof.

     All shareholders are cordially invited to attend the Annual Meeting. TO ENSURE YOUR REPRESENTATION AT THE MEETING, PLEASE COMPLETE AND PROMPTLY MAIL YOUR PROXY IN THE RETURN ENVELOPE ENCLOSED. This will not prevent you from voting in person, should you so desire, but will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked at any time before it is voted. Your attention is directed to the proxy statement accompanying this notice for a more complete statement regarding the matters proposed to be acted upon at the Annual Meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Martin E. Simmons
                                          -----------------
                                          Martin E. Simmons
                                          Executive Vice
                                          President - Administration,
                                          General Counsel and Secretary

Nashville, Tennessee
March 16, 1995

                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of First American Corporation (the "Company"), which, unless otherwise indicated, includes all corporate predecessors and subsidiaries of the Company, from holders of the Company's shares of $5.00 par value common stock (the "Shares") to be voted at the 1995 annual meeting of the shareholders of the Company (the "Annual Meeting") to be held in the fifth floor auditorium of the First American Center, Fourth and Union, Nashville, Tennessee on Thursday, April 20, 1995, at 10:30 a.m. CDT, and any adjournments or postponements thereof for the purposes set forth in the accompanying notice. A proxy may be revoked by a shareholder at any time prior to its use by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Any written notice revoking a proxy should be sent to: Martin
E. Simmons, Executive Vice President - Administration, General Counsel and Secretary, First American Corporation, 606 First American Center, Nashville, Tennessee 37237-0606. The Board has fixed the close of business on February 9, 1995, as the record date (the "Record Date") for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. This Proxy Statement and the accompanying form of proxy have been mailed on or about March 17, 1995, to holders of the Company's Shares as of the Record Date. The information contained herein is as of the date of the accompanying notice unless otherwise indicated.

     The Company's principal executive office is located in the First American Center, Nashville, Tennessee 37237.

                      OTHER MEETING AND VOTING INFORMATION

     Proxies may be solicited by mail, telephone, telegraph or in person. All costs will be borne by the Company. Further solicitation will be made in the same manner under the direction of Corporate Investor Communications, Inc. of Carlstadt, New Jersey, at an anticipated cost of $3,000, not including out of pocket expenses, which are estimated at $4,000. The Company will also reimburse brokerage firms and other nominees for their expenses in forwarding proxy materials to beneficial owners of the Shares.

     The Shares represented by such proxies will be voted in accordance with the choices specified therein. If no choice has been specified, the Shares will be voted FOR the election of the nominees for director named herein and in the proxies' discretion on any other matter which may properly come before the shareholders at the Annual Meeting.

     The Board does not know of any other matters which will be presented for action at the Annual Meeting, but the persons named in the proxy (who are directors of the Company) intend to vote or act with respect to any other proposal which may be presented for action according to their best judgment.

     As of the Record Date, the Company had outstanding 26,160,563 Shares. Holders of the Shares are entitled to one vote for each Share held on all matters to come before the shareholders at the Annual Meeting. Cumulative voting is not permitted. In order to constitute a quorum for the Annual Meeting, the holders of 13,080,283 Shares must be present or represented by proxies.

     The affirmative vote of a plurality of the votes cast is required in the election of the nominees for director. Under Tennessee law and the Company's Charter and By-Laws, the aggregate number of votes entitled to be cast by all shareholders present in person or represented by proxy at the Annual Meeting, whether those shareholders vote "for", "against" or "abstain" from voting, and broker non-votes will be counted for purposes of determining whether a quorum is present. Abstentions and broker non-votes on returned proxies and ballots will be counted as neither FOR nor AGAINST a matter or nominee.

     No person is authorized to give any information or to make any representation not contained in this Proxy Statement, and if given or made, such information or representation should not be relied upon as having been authorized. This Proxy Statement does not constitute the solicitation of a proxy in any jurisdiction from any person to whom it is unlawful to make such proxy solicitation in such jurisdiction. The delivery of this Proxy Statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of this Proxy Statement.

                             SHAREHOLDER PROPOSALS

     In order for appropriate proposals by shareholders to be included in the 1996 proxy materials and to be considered at the 1996 annual meeting, all such proposals intended for presentation at the 1996 annual meeting must be mailed to Martin E. Simmons, Executive Vice President - Administration, General Counsel and Secretary, First American Corporation, 606 First American Center, Nashville, Tennessee 37237-0606, and must be received no later than November 16, 1995.

                             ELECTION OF DIRECTORS

     The Company's By-Laws provide that the Board shall consist of not less than nine nor more than twenty-seven directors and shall be divided into three classes, each class to be as nearly equal in number as possible. As permitted in the By-Laws, effective as of April 20, 1995, the Board has fixed the number of directors at twenty. The terms for eight of the Company's directors expire at the 1995 Annual Meeting. The terms for six of the Company's directors expire at the 1996 annual meeting. The terms for six of the Company's directors expire at the 1997 annual meeting. In each case, directors were elected until their respective successors are duly elected and qualified. At each annual meeting, one class of directors is to be elected for a three-year term.

     The Company's By-Laws further provide that a vacancy on the Board occurring during the course of the year, including a vacancy created by an increase in the number of directors, may be filled by the remaining directors, though less than a quorum, and that a newly elected director shall serve for the unexpired term of his predecessor or, if there is no predecessor, until the next annual meeting. Acting upon this authority, Ted H. Welch was elected in September 1994 to serve until the 1995 Annual Meeting.

     At the 1995 Annual Meeting, one director will be elected to hold office until the 1996 annual meeting and until his successor has been elected and qualified, one director will be elected to hold office until the 1997 annual meeting and until his successor has been elected and qualified, and six directors will be elected to hold office until the 1998 annual meeting and until their successors have been elected and qualified. As a result, the division of the Company's directors into three classes will be seven directors, seven directors and six directors with terms expiring at the 1996, 1997 and 1998 annual meetings, respectively. The nominee for the class of 1996 is DAVID K. WILSON, the nominee for the class of 1997 is T. SCOTT FILLEBROWN, JR. and the nominees for the class of 1998 are REGINALD D. DICKSON, GENE C. KOONCE, DALE W. POLLEY, JAMES F. SMITH, JR., CAL TURNER, JR. AND TED H. WELCH.

     Unless a proxy shall specify otherwise, the persons named in the proxy shall vote the Shares covered thereby FOR the nominees designated by the Board as listed above. Each nominee has consented to be a candidate and to serve, if elected. While the Board has no reason to believe that any nominee will be unavailable, if such an event should occur, it is intended that such Shares will be voted for such substitute nominee as may be selected by the current Board.

     All of the Company's Directors also serve as directors of First American National Bank ("FANB"), Nashville, Tennessee.

                       NOMINEES FOR ELECTION TO THE BOARD

DAVID K. WILSON                                              Age -- 75
Director, Member of the Executive,                           Director since 1974
Human Resources and Nominating Committees                    Term to expire 1996

Since January 1986, Mr. Wilson has served as Chairman of the Board of Directors of First American Trust Company, N.A. Mr. Wilson is Chairman of Cherokee Equity Corporation, a holding company. He also serves as a member of the Vanderbilt University Board of Trusts and is a director of Tennessee Wholesale Drug Co.

T. SCOTT FILLEBROWN, JR.                                     Age -- 68
Director and Member of the                                   Director since 1968
Development and Audit Committees                             Term to expire 1997

Since March 1988, Mr. Fillebrown has been a private investor and consultant. From July 1985 until March 1988, Mr. Fillebrown served as Chairman of First Choice Health Plan, a health maintenance organization.

REGINALD D. DICKSON                                          Age -- 48
Director and Member of the Nominating,                       Director since 1981
Human Resources and Community Affairs Committees             Term to expire 1998

Mr. Dickson is President Emeritus of INROADS, Inc., a non-profit minority career development organization and Chairman of New Age Financial, Inc., a minority bank holding company in St. Louis, Missouri. From 1983 through 1992, Mr. Dickson served as President and Chief Executive Officer of INROADS, Inc. Mr. Dickson also serves as a director of Dollar General Corporation.

GENE C. KOONCE                                               Age -- 63
Director and Member of the                                   Director since 1981
Audit Committee                                              Term to expire 1998

Mr. Koonce is President, Chief Executive Officer and a member of the Board of Directors of United Cities Gas Company, a natural and propane gas distribution company. Mr. Koonce also serves as a member of the Board of Directors of First American Trust Company, N.A.

DALE W. POLLEY                                               Age -- 45
Director, Vice Chairman,                                     Director since 1991
President of First American National Bank                    Term to expire 1998
and Member of the Community Affairs Committee

Since January 1994, Mr. Polley has served as Vice Chairman of the Company and as President of First American National Bank. He also serves on the Board of Directors of First American National Bank of Kentucky. Since December 1991, he has served as Vice Chairman of the Company and First American National Bank. From December 1991 to January 1994, Mr. Polley served as Chief Administrative Officer of the Company and First American National Bank. From November 1992 through 1994, he also served as Principal Financial Officer of the Company and First American National Bank. From 1990 until December 1991, he was Group Executive Vice President and Treasurer of C&S/Sovran Corporation.

JAMES F. SMITH, JR.                                          Age -- 65
Director, Chairman of the                                    Director since 1983
Development and Executive Committees                         Term to expire 1998
and Member of the Asset Policy Committee

From 1991 through December 1994, Mr. Smith served as Chairman of the Board of the Company and First American National Bank. From February 8, 1991 until November 15, 1991, Mr. Smith also served as President and Chief Executive Officer of the Company and First American National Bank. From May 29, 1990 until February 8, 1991, Mr. Smith served as Interim Chairman of the Board, President and Chief Executive Officer of the Company and First American National Bank. From January 1, 1990 until May 29, 1990, Mr. Smith served as Vice Chairman of First American National Bank. From August 22, 1989 until May 29, 1990, Mr. Smith served as Vice Chairman of the Company. Mr. Smith also serves as a director of Pilot Corporation, Plasti-Line, Inc. and Computational Systems, Inc.

CAL TURNER, JR.                                              Age -- 55
Director and Member of the Human Resources                   Director since 1989
and Community Affairs Committees                             Term to expire 1998

Since 1988, Mr. Turner has held the position of Chairman, President and Chief Executive Officer of Dollar General Corporation, a chain of discount retail stores. Mr. Turner also serves as a director of Thomas Nelson Publishers, Inc. and Shoney's, Inc.

TED H. WELCH                                                 Age -- 61
Director                                                     Director since
                                                             September 1994
                                                             Term to expire 1998

Mr. Welch has been a self-employed real estate investor since 1975. Since 1993, he has served as President and Chief Executive Officer of Eagle Communications, Inc., a publisher of periodicals. Mr. Welch also serves as a director of National Health Investors, Inc.

                    CONTINUING DIRECTORS UNTIL 1996 MEETING

SAMUEL E. BEALL, III                                         Age -- 44
Director and Member of the                                   Director since 1992
Human Resources and Development Committees                   Term to expire 1996

Mr. Beall is President and Chief Executive Officer and a member of the Board of Directors of Morrison Restaurants Inc., a full-service restaurant and restaurant management company. From 1985 until June 1992, he served as President and Chief Operating Officer of Morrison Restaurants Inc. Mr. Beall also serves as a director of Pilot Corporation.

EARNEST W. DEAVENPORT, JR.                                   Age -- 56
Director and Member of the                                   Director since 1989
Development and Audit Committees                             Term to expire 1996

Since January 1994, Mr. Deavenport has been Chairman of the Board and Chief Executive Officer of Eastman Chemical Company, a chemical concern. From February 1989 to January 1994, Mr. Deavenport served as Group Vice President, Eastman Kodak Company, a photographic, chemical and pharmaceutical concern and President of Eastman Chemical Company. Mr. Deavenport also serves as a director for Milliken and Company.

MARTHA R. INGRAM                                             Age -- 59
Director and Member of the Audit                             Director since 1993
and Community Affairs Committees                             Term to expire 1996

Mrs. Ingram is the Director of Public Affairs and member of the Board of Directors of Ingram Industries Inc., a diversified transportation and energy company and distributor of consumer products. Mrs. Ingram also serves as a member of the Board of Directors of Baxter International, Inc.

JAMES R. MARTIN                                              Age -- 51
Director and Member of the                                   Director since 1989
Community Affairs and Audit Committees                       Term to expire 1996

Mr. Martin is the Chairman of the Board of Directors and Chief Executive Officer of Plasti-Line, Inc., a Knoxville-based manufacturer of indoor and outdoor sign products and point of purchase marketing products for corporate identification programs. From 1976 through June 1992, he served as President of Plasti-Line, Inc. Mr. Martin also serves as a director of Signal Thread Company.

ROSCOE R. ROBINSON                                           Age -- 64
Director and Member of the                                   Director since 1992
Community Affairs and Nominating Committees                  Term to expire 1996

Dr. Robinson has served as Vice Chancellor for Health Affairs of Vanderbilt University and Professor of Medicine at Vanderbilt University Medical Center in Nashville, Tennessee since 1981. Dr. Robinson also serves as President of Vanderbilt Health Services, Inc. and as a Trustee of Duke University.

WILLIAM S. WIRE II                                           Age -- 63
Director, Chairman of the Community Affairs                  Director since 1989
Committee and Member of the Executive,                       Term to expire 1996
Asset Policy and Nominating Committees

Mr. Wire is the former Chairman and Chief Executive Officer of Genesco, Inc., a manufacturer and retailer of footwear and related products, and a manufacturer of tailored clothing. He served as Chairman of Genesco, Inc. from March 1986 until his retirement in January 1994. From March 1986 to February 1993, he also served as Chief Executive Officer and from March 1986 until June 1988 as President of Genesco, Inc. Mr. Wire also serves as a director of Genesco, Inc. and Dollar General Corporation.

                    CONTINUING DIRECTORS UNTIL 1997 MEETING

DENNIS C. BOTTORFF                                           Age -- 50
Director, Chairman, President and Chief Executive Officer,   Director since 1991
and Member of the Executive, Asset Policy and                Term to expire 1997
Development Committees

Since January 1995, Mr. Bottorff has served as Chairman, President and Chief Executive Officer of the Company and as Chairman and Chief Executive Officer of First American National Bank. Throughout 1994, he served as President and Chief Executive Officer of the Company and as Chief Executive Officer of First American National Bank. From November 1991 through January 1994, Mr. Bottorff also served as President of First American National Bank. From September 1990 until November 1991, he was President and Chief Operating Officer of C&S/Sovran Corporation. From April 1989 until September 1990, he was President, from November 1987 until April 1989, he was Vice Chairman and from April 1988 until September 1990, he was Chief Operating Officer of Sovran Financial Corp. Mr. Bottorff also serves as a director of Shoney's, Inc., Ingram Industries, Inc., and First American Trust Company, N.A. and serves as a member of the Vanderbilt University Board of Trusts and as a member of its Executive Committee.

JAMES A. HASLAM II                                           Age -- 64
Director, Chairman of the Nominating Committee               Director since 1983
and Member of the Executive, Asset Policy,                   Term to expire 1997
Development and Human Resources Committees

Mr. Haslam has served as President and Chief Executive Officer of Pilot Corporation, a retail operator of travel centers and convenience stores/gasoline stations since its founding in November 1958. He also serves as a member of the University of Tennessee Board of Trustees.

Robert A. McCabe, Jr., a Director and Executive Officer of the Company, is married to the daughter of Mrs. Haslam.

WALTER G. KNESTRICK                                          Age -- 57
Director, Chairman of the Asset Policy Committee             Director since 1990
and Member of the Executive and Development Committees       Term to expire 1997

Mr. Knestrick founded Walter Knestrick Contractor, Inc., a commercial and industrial building contractor and has served as its Chairman of the Board since 1969. Mr. Knestrick also serves as a member of the Board of Directors of First American Trust Company, N.A.

ROBERT A. MCCABE, JR.                                        Age -- 44
Director, Vice Chairman, and President -                     Director since 1994
First American Enterprises                                   Term to expire 1997

Since January 1994, Mr. McCabe has served as Vice Chairman of the Company and First American National Bank and President - First American Enterprises. From December 1991 to January 1994, he served as President, General Bank, First American National Bank. Mr. McCabe served as President, Corporate Bank, First American National Bank from April 1991 to December 1991 and served as President, First American National Bank - East Tennessee Region from June 1987 to April 1991. Mr. McCabe also serves as a member of the Board of Directors of First American Trust Company, N.A. and Sirrom Capital Corporation.

WILLIAM O. MCCOY                                             Age -- 61
Director, Chairman of the Human Resources Committee          Director since 1979
and Member of the Executive,                                 Term to expire 1997
Development and Nominating Committees

Since January 1995, Mr. McCoy has served as Vice President and Chief Financial Officer of the University of North Carolina System. From January 1986 until December 1994, Mr. McCoy was President and Chief Executive Officer of BellSouth Enterprises, Inc. From January 1984 until December 1994, Mr. McCoy was Vice Chairman of BellSouth Corporation, a telephone utility holding company. Mr. McCoy also serves as a director of The Liberty Corporation and Weeks Corp.

TOBY S. WILT                                                 Age -- 50
Director, Chairman of the Audit Committee, and Member        Director since 1992
of the Executive and Asset Policy Committees                 Term to expire 1997

Mr. Wilt is the President of TSW Investment Company, a private investment company in Nashville, Tennessee and Chairman of The Christie Cookie Company, a gourmet baking company. Mr. Wilt also serves as a director of The Christie Cookie Company, Volunteer Capital Corporation and Titan Holdings, Inc.

                    DESCRIPTION OF THE BOARD AND COMMITTEES

     During 1994 the Board held eight regular meetings and no special meetings. The Board has seven standing committees: Executive, Asset Policy, Audit, Community Affairs, Human Resources, Nominating and Development. The Development Committee was established on April 21, 1994 when the Company's By-laws were amended to eliminate the Systems Review Committee and to add a provision creating the Development Committee.

     The Executive Committee consists of the Chief Executive Officer and not less than three other directors who are elected by the Board. At present, the Executive Committee is comprised of the Chief Executive Officer and six other directors who are the chairmen of the other standing committees plus an additional director who serves as Chairman of First American Trust Company, N.A. The Committee can act on behalf of the full Board on all matters concerning the management and conduct of the business affairs of the Company except those matters which cannot by law be delegated by the Board. The Executive Committee meets on the call of the Chairman of the Committee or the Chief Executive Officer. The Executive Committee did not meet in 1994.

     The Asset Policy Committee consists of five directors who are not officers or employees of the Company and the Chief Executive Officer. The Committee is responsible for all credit related matters, including the approval of credit policies and procedures. It monitors the loan portfolio of FANB, reviews significant loan transactions, reviews credit examinations, and monitors compliance with regulatory requirements and applicable laws and regulations. The Committee also reviews regulatory examinations, as well as asset/liability policies and procedures. The Asset Policy Committee met ten times in 1994.

     The Audit Committee consists of six directors who are not officers or employees of the Company. During 1994, the Audit Committee was composed of Messrs. Wilt (Chairman), Deavenport, Fillebrown, Koonce and Martin and Mrs. Ingram. Under the Federal Deposit Insurance Corporation Act of 1991 ("FDICIA"), the Audit Committee must consist wholly of outside directors, must include at least two members who have banking or financial management expertise and may not include any "large customers" of FANB. The Audit Committee of the Company meets all of these requirements. The Committee acts on behalf of the Board to ensure that the affairs and operations of the Company and its subsidiaries are subject to proper financial audits and internal control procedures. It approves the selection of independent public accountants, oversees the relationship between the Company's independent public accountants and its management, reviews the arrangements for and scope of internal and external audits, considers comments from internal and external auditors and management's replies, discusses areas of concern, and monitors the adequacy of internal controls and supervises the internal audit function. The Committee also reviews the allowance for loan and lease losses and internal loan audits. It reports to the Board in connection with the activities, findings and reports of both the internal and independent auditors of the Company and its subsidiaries, provides guidance and assistance to the auditors, and ensures that the auditors are free to exercise their function independently of management, wherever appropriate. The Audit Committee also reviews the various reports required to be filed with bank regulatory agencies. The Audit Committee met six times during 1994.

     The Community Affairs Committee, consisting of six directors who are not officers or employees of the Company and the Vice Chairman and President of FANB, advises and counsels management in matters of community activities, contributions, government affairs and compliance with the Community Reinvestment Act and other laws or regulations of similar purpose. In 1994, the Community Affairs Committee met three times.

     The Human Resources Committee, consisting of six directors who are not officers or employees of the Company, serves as the Company's compensation committee and oversees all personnel practices and procedures of the Company and its subsidiaries. It also oversees all benefit programs and acts with regard to salary administration. The Committee sets the salaries of certain officers of the Company and recommends to the full Board the salaries of officers of the Company who are also directors. The Human Resources Committee met five times during 1994.

     The Nominating Committee, comprised of six directors who are not officers or employees of the Company, establishes criteria for the evaluation of members of the Board, evaluates the Board and recommends whether members should be nominated for re-election. The Committee also evaluates the size and composition of the Board, establishes criteria for director nominations and identifies and recommends nominees for membership on the Board. The By-Laws of the Company provide that the Nominating Committee may receive recommendations from shareholders of the Company for membership on the Board if written notice of the recommendation is submitted to the Chief Executive Officer of the Company within 60 days prior to the meeting of the Committee, containing the name, address, and principal occupation of the proposed nominee, and the name, address and number of shares owned by the notifying shareholder. During 1994, the Nominating Committee was composed of Messrs. Haslam (Chairman), Dickson, McCoy, Robinson, Wilson and Wire. The Nominating Committee met twice during 1994.

     The Development Committee is comprised of seven directors who are not officers or employees of the Company and the Chief Executive Officer. The Committee serves as an oversight committee to advise and counsel management as to the investigation, development and implementation of non-traditional banking products or services offered through the Company or its affiliates. The Committee also provides general oversight to FANB's corporate and personal trust services, reviews preliminary reports and recommendations concerning strategic growth through mergers and acquisitions and ensures that these activities are undertaken and conducted in accordance with applicable laws, regulations, corporate policy and sound financial planning, and performs such other functions as may be assigned to it by the Board. The Development Committee met three times in 1994.

     No incumbent director attended fewer than 75% of the aggregate of (i) the total number of meetings held during 1994 by the Board, and (ii) the total number of meetings held during 1994 by all committees of the Board of which such director was a member.

                        REPORTS OF BENEFICIAL OWNERSHIP

     Under the securities laws of the United States, the Company's executive officers and directors, and persons who own more than ten percent of the common stock of the Company are required to report their ownership of such stock and any changes in that ownership with the Securities and Exchange Commission ("SEC"). These persons are also required to furnish the Company with copies of these reports.

     Based solely on its review of the copies of such forms received by it, or written representations from reporting persons, the Company believes that all of these filing requirements were satisfied during the period ended December 31, 1994, except that Mr. Turner inadvertently failed to report the purchase of 777 shares within 10 days of the end of the month in which the purchase occurred; however, the Form 4 was filed promptly with the SEC after discovery of the omission. Also, Mr. Wilson failed to report the sale and repurchase of 5,000 shares by a corporation beneficially owned by Mr. Wilson; this oversight was remedied by the filing of a Form 4 with the SEC promptly after discovery of the omission.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     There are no persons who are the beneficial owners of more than 5% of the Company's common stock, its only class of voting securities.

     The following table sets forth the number of Shares held beneficially, directly or indirectly, as of the Record Date, by all directors and nominees for director, the Company's Chief Executive Officer and the Company's four most highly compensated officers other than the Chief Executive Officer (these five executive officers being hereinafter referred to as the "Named Executive Officers") and by all directors and executive officers as a group, together with the percentage of the outstanding Shares which such ownership represents.

                                                  SHARES
                  NAME OF                      BENEFICIALLY                PERCENTAGE
             BENEFICIAL OWNER                      OWNED                    OF CLASS
- -------------------------------------------  -----------------             ----------
Samuel E. Beall, III.......................      1,200  shares(1)                 *
Dennis C. Bottorff.........................    208,720  shares(2)               .8%
John W. Boyle, Jr..........................     25,092  shares(3)                 *
Earnest W. Deavenport, Jr..................      3,784  shares(4)                 *
Reginald D. Dickson........................      1,370  shares(1)                 *
T. Scott Fillebrown, Jr....................     24,222  shares(5)               .1%
James A. Haslam, II........................     65,854  shares(6)               .3%
Martha R. Ingram...........................     10,200  shares(1)                 *
Walter G. Knestrick........................    367,675  shares(7)              1.4%
Gene C. Koonce.............................      3,263  shares(1)                 *
James R. Martin............................      5,200  shares(8)                 *
Robert A. McCabe, Jr.......................     75,975  shares(9)               .3%
William O. McCoy...........................      4,928  shares(1)                 *
Dale W. Polley.............................     61,446  shares(10)              .2%
Roscoe R. Robinson.........................      1,200  shares(1)                 *
Martin E. Simmons..........................     23,842  shares(11)                *
James F. Smith, Jr.........................    184,949  shares(12)              .7%
Cal Turner, Jr.............................     66,236  shares(13)              .3%
Ted H. Welch...............................      1,158  shares                    *
David K. Wilson............................    413,061  shares(14)             1.6%
Toby S. Wilt...............................    100,200  shares(1)               .4%
William S. Wire, II........................     10,856  shares(1)                 *
All Directors, Nominees for Director and
  Executive Officers as a Group............  1,929,667  shares(15)                7.3%(16)

- ---------------

    * less than .1%

 (1) Includes options for 200 shares of common stock issued pursuant to the 1993 Non-Employee Director Stock Option Plan (the "1993 Plan") which are currently exercisable.

 (2) Includes 3,720 shares held in Mr. Bottorff's FIRST Plan accounts (the Company's section 401(k) Plan), 30,000 shares (over which Mr. Bottorff has voting but not investment authority) granted pursuant to a restricted stock award under the First American Corporation 1991 Employee Stock Incentive Plan (the "1991 Plan"), and includes options for 130,000 shares issued pursuant to the 1991 Plan which are currently exercisable.

 (3) Includes 992 shares held in Mr. Boyle's FIRST Plan accounts, 8,000 shares (over which Mr. Boyle has voting but not investment authority) granted pursuant to a restricted stock award under the 1991 Plan, and includes options for 3,358 shares issued pursuant to the 1991 Plan which are currently exercisable.

 (4) Includes options for 200 shares issued pursuant to the 1993 Plan which are currently exercisable, 165 shares held by Mr. Deavenport's son over which Mr. Deavenport has sole voting and investment power and 166 shares held by Mr. Deavenport's daughter as to which he disclaims beneficial ownership.

 (5) Includes options for 200 shares issued pursuant to the 1993 Plan which are currently exercisable and 18,793 shares owned by Mrs. Fillebrown as to which Mr. Fillebrown disclaims beneficial ownership.

 (6) Includes options for 200 shares issued pursuant to the 1993 Plan which are currently exercisable and 7,312 shares owned by Mrs. Haslam as to which Mr. Haslam disclaims beneficial ownership.

 (7) Includes options for 200 shares issued pursuant to the 1993 Plan which are currently exercisable and 76,775 shares held by a trust for which Mr. Knestrick acts as trustee.

 (8) Includes options for 200 shares issued pursuant to the 1993 Plan which are currently exercisable, 2,000 shares held by trusts for which Mr. Martin acts as trustee and 1,000 owned by his spouse as to which he disclaims beneficial ownership.

 (9) Includes 7,801 shares held in Mr. McCabe's FIRST Plan accounts, 276 shares owned by his children and 137 shares owed by his spouse as to which he disclaims beneficial ownership, 9,500 shares (over which Mr. McCabe has voting but not investment authority) granted pursuant to a restricted stock award under the 1991 Plan, and includes options for 13,600 shares issued pursuant to the 1991 Plan which are currently exercisable and 27,111 shares which Mr. McCabe may acquire under stock options granted pursuant to the Company's STAR Award Plan which are currently exercisable.

(10) Includes 2,776 shares held in Mr. Polley's FIRST Plan accounts, 10,167 shares (over which Mr. Polley has voting but not investment authority) granted pursuant to a restricted stock award under the 1991 Plan, and includes options for 39,600 shares issued pursuant to the 1991 Plan which are currently exercisable.

(11) Includes 2,222 shares held in Mr. Simmons' FIRST Plan accounts, 5,500 shares (over which Mr. Simmons has voting but not investment authority) granted pursuant to a restricted stock award under the 1991 Plan, and includes options for 8,020 shares issued pursuant to the 1991 Plan which are currently exercisable.

(12) Includes options for 200 shares issued pursuant to the 1993 Plan which are currently exercisable, 20,059 shares owned by Mrs. Smith as to which Mr. Smith disclaims beneficial ownership, and options for 32,723 shares issued pursuant to the 1991 Plan which are currently exercisable.

(13) Includes options for 200 shares issued pursuant to the 1993 Plan which are currently exercisable, 1,055 shares held by a trust for which Mr. Turner acts as trustee and 3,122 shares held by another trust for which Mr. Turner acts as trustee and as to which he has no pecuniary interest.

(14) Includes options for 200 shares issued pursuant to the 1993 Plan which are currently exercisable and 300,000 shares owned by a corporation beneficially owned by Mr. Wilson.

(15) Includes 434,369 shares of common stock owned by or for spouses, children, other relatives, trusts and firms which a director or officer controls, where such beneficial ownership may be attributed to the director or officer. This amount also includes 98,567 shares granted pursuant to restricted stock awards under the 1991 Plan to executive officers over which the officers have voting but not investment authority, 108,126 shares which officers have the right to acquire under the STAR Award Plan which are currently exercisable, options for 286,181 shares issued pursuant to the 1991 Plan which are currently exercisable and 50,393 shares held in FIRST Plan accounts.

(16) For purposes of computing this percentage, shares which may be acquired by directors and officers under stock options which were exercisable as of the Record Date or within 60 days thereof are deemed to be outstanding.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table summarizes the compensation paid or accrued by the Company to the Named Executive Officers during the three fiscal years ended December 31, 1994.

                                                                             LONG-TERM COMPENSATION
                                                                       ----------------------------------
                                                                                AWARDS
                                          ANNUAL COMPENSATION          ------------------------   PAYOUTS
                                    --------------------------------   RESTRICTED    SECURITIES   -------
                                                        OTHER ANNUAL     STOCK       UNDERLYING    LTIP        ALL OTHER
    NAME AND PRINCIPAL              SALARY     BONUS    COMPENSATION     AWARDS       OPTIONS/    PAYOUTS    COMPENSATION
         POSITION            YEAR     ($)       ($)         ($)          ($)(2)       SARS(#)       ($)         ($)(3)
- --------------------------  ------  -------   -------   ------------   ----------    ----------   -------   ---------------
Dennis C. Bottorff........   1994   530,625   265,000           --       303,750        50,000        --         30,738
Chairman and Chief           1993   436,000   218,000           --            --            --        --         14,831
Executive Officer            1992   400,000   140,000           --            --            --        --          6,865
Dale W. Polley............   1994   325,625   168,610           --       106,313        18,000        --         22,038
Vice Chairman and            1993   280,000   140,000           --            --            --        --         12,331
President, First American    1992   250,000    87,500           --            --            --        --          4,997
National Bank
Robert A. McCabe, Jr......   1994   260,625   130,000           --       106,313        18,000        --         16,288
Vice Chairman and            1993   220,000   118,250           --            --            --        --         14,300
  President -- First         1992   210,000    73,500           --       205,875        25,000        --          5,020
American Enterprises
John W. Boyle, Jr.........   1994   220,625   110,000           --        60,750        10,500        --         17,555
President -- Corporate       1993   210,000   112,875           --            --            --        --         10,821
  Bank                       1992   200,000    70,000           --       205,875        25,000        --         53,365
Martin E. Simmons(1)......   1994   195,625    82,875           --        91,125        11,700        --         13,188
Executive Vice               1993   180,000    55,800           --        41,625         4,000        --          9,627
  President --               1992    72,917    26,250           --        43,575        10,200        --          1,458
Administration, General
Counsel and Secretary

- ---------------

(1) Mr. Simmons was hired on August 1, 1992.
(2) As of December 31, 1994, the total number of restricted shares and their aggregate market value were as follows: Mr. Bottorff held 40,000 restricted shares valued at $1,075,000; Mr. Polley held 13,500 restricted shares valued at $362,813; Mr. McCabe held 12,500 restricted shares valued at $335,938; Mr. Boyle held 11,000 restricted shares valued at $295,625; and Mr. Simmons held 6,600 restricted shares valued at $177,375. The foregoing total number of restricted shares included the following shares on which restrictions have now lapsed as a result of the January 19, 1995 Board approval of 1994 financial results: Mr. Bottorff -- 10,000 shares; Mr. Polley -- 1,667 shares; Mr. McCabe -- 3,000 shares; Mr. Boyle -- 3,000 shares; Mr. Simmons -- 2,100 shares. In addition, the restrictions on 1,666 shares of time based restricted stock belonging to Mr. Polley lapsed as a result of the January 19, 1995 approval by the Human Resources Committee of the acceleration of these shares due to the 1992-94 performance cycle financial results. None of the restricted awards listed in the Summary Compensation Table or in this footnote have a vesting schedule of less than three years. Dividends are paid on restricted stock at the same rate as all other shares of the common stock of the Company.
(3) Amounts in this column for 1994 include Company matching contributions under the Company's FIRST Plan (401(k)), and FIRST Plan Supplemental Executive Retirement Plan (401(k) SERP) and amounts reimbursed for preparation of federal income tax returns (TP) for the Named Executive Officers as follows: Mr. Bottorff: 401(k) -- $9,000, 401(k) SERP -- $19,238,
     TP -- $2,500; Mr. Polley: 401(k) -- $9,000, 401(k) SERP -- $10,538,
     TP -- $2,500; Mr. McCabe: 401(k) -- $9,000, 401(k) SERP -- $6,638,
     TP -- $650; Mr. Boyle: 401(k) -- $9,000, 401(k) SERP -- $3,518,
     TP -- $5,037; Mr. Simmons: 401(k) -- $9,000, 401(k) SERP -- $2,738,
     TP -- $1,450.

OPTION GRANTS

     Shown below is information concerning stock options granted to the Named Executive Officers during 1994 pursuant to the Company's 1991 Employee Stock Incentive Plan. Options were granted on January 20, 1994 and vest 20% per year on the anniversary date of grant for five years. The Company granted no stock appreciation rights ("SARs") in 1994.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                              INDIVIDUAL GRANTS
                           --------------------------------------------------------    POTENTIAL REALIZABLE
                                          PERCENT OF                                     VALUE AT ASSUMED
                           NUMBER OF         TOTAL                                        ANNUAL RATES OF
                           SECURITIES    OPTIONS/SARS                                       STOCK PRICE
                           UNDERLYING       GRANTED                                      APPRECIATION FOR
                            OPTIONS/     TO EMPLOYEES     EXERCISE OF                       OPTION TERM
                              SARS      IN FISCAL YEAR        BASE       EXPIRATION   -----------------------
          NAME             GRANTED(#)        1994         PRICE($/SH)       DATE       5%($)         10%($)
- -------------------------  ----------   ---------------   ------------   ----------   --------     ----------
Dennis C. Bottorff.......    50,000           11.0%          $40.00         1/20/04   $475,563     $1,933,563
Dale W. Polley...........    18,000            3.9%          $40.00         1/20/04   $171,203     $  696,083
Robert A. McCabe, Jr.....    18,000            3.9%          $40.00         1/20/04   $171,203     $  696,083
John W. Boyle, Jr........    10,500            2.3%          $40.00         1/20/04   $ 99,868     $  406,048
Martin E. Simmons........     4,100            0.9%          $30.38         1/20/04   $ 72,286     $  293,902
                              7,600            1.7%          $40.00         1/20/04   $ 78,459     $  198,015

     Except for the 4,100 options granted to Mr. Simmons, all of the options granted to the Named Executive Officers in 1994 were granted at an exercise price of $40.00 which was approximately 30% over market value. The potential gain for these premium options was determined based upon a calculation of the gain above $40.00.

     Actual realizable values, if any, on stock option exercises are dependent on the future performance of the Company's common stock and overall stock market conditions. There can be no assurance that the amounts reflected will be achieved.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     Shown below is information with respect to exercises by the Named Executive Officers during 1994 of options to purchase shares pursuant to the Company's stock option plans and information with respect to unexercised options to purchase shares held by the Named Executive Officers as of December 31, 1994.

               AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                  NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                                                 UNDERLYING UNEXERCISED                 IN-THE-MONEY
                                SHARES                               OPTIONS/SARS AT                   OPTIONS/SARS AT
                               ACQUIRED                           DECEMBER 31, 1994(#)              DECEMBER 31, 1994($)
                                  ON             VALUE        -----------------------------     -----------------------------
            NAME              EXERCISE(#)     REALIZED($)     EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
- ----------------------------  -----------     -----------     -----------     -------------     -----------     -------------
Dennis C. Bottorff..........        --               --         120,000           80,000        $1,455,000        $ 970,000
Dale W. Polley..............        --               --          36,000           42,000        $  400,500        $ 267,000
Robert A. McCabe, Jr........     4,300          $83,988          37,111           33,000        $  200,582        $  60,000
John W. Boyle, Jr...........        --               --          10,000           25,500        $   40,000        $  60,000
Martin E. Simmons...........        --               --           4,880           21,020        $   24,480        $  36,720

     Based on the closing price per share on December 31, 1994 -- $26.875. The Company granted no stock appreciation rights ("SARs") in 1994.

                                RETIREMENT PLANS

     The following table shows the estimated annual retirement benefit payable to participating employees, including officers, in the salary ranges and years of service classifications indicated, under the combined terms of the First American Master Retirement Plan (which covers most officers and other salaried employees on a non-contributory basis) and Supplemental Executive Retirement Program. Consequently, the benefit and compensation limits imposed under Internal Revenue Code sections 415 and 401(a)(17) have not been applied. The table assumes retirement at age 65 in 1995.

                               PENSION PLAN TABLE

                                                   YEARS OF SERVICE
                 -------------------------------------------------------------------------------------
REMUNERATION     5 YEARS     10 YEARS     15 YEARS     20 YEARS     25 YEARS     30 YEARS     35 YEARS
- ------------     -------     --------     --------     --------     --------     --------     --------
 $  175,000      $12,080     $ 24,160     $ 36,240     $ 51,208     $ 66,175     $ 81,143     $ 96,110
    200,000       13,893       27,785       41,678       58,870       76,063       93,255      110,448
    250,000       17,518       35,035       52,553       74,195       95,838      117,480      139,123
    300,000       21,143       42,285       63,428       89,520      115,613      141,705      167,798
    350,000       24,768       49,535       74,303      104,845      135,388      165,930      196,473
    400,000       28,393       56,785       85,178      120,170      155,163      190,155      225,148
    450,000       32,018       64,035       96,053      135,495      174,938      214,380      253,823
    500,000       35,643       71,285      106,928      150,820      194,713      238,605      282,498
    550,000       39,268       78,535      117,803      166,145      214,488      262,830      311,173
    600,000       42,893       85,785      128,678      181,470      234,263      287,055      339,848
    650,000       46,518       93,035      139,553      196,795      254,038      311,280      368,523
    700,000       50,143      100,285      150,428      212,120      273,813      335,505      397,198
    750,000       53,768      107,535      161,303      227,445      293,588      359,730      425,873
    800,000       57,393      114,785      172,178      242,770      313,363      383,955      454,548
    850,000       61,018      122,035      183,053      258,095      333,138      408,180      483,223
    900,000       64,643      129,285      193,928      273,420      352,913      432,405      511,898
    950,000       68,268      136,535      204,803      288,745      372,688      456,630      540,573
  1,000,000       71,893      143,785      215,678      304,070      392,463      480,855      569,248

     Covered compensation includes salary and bonus. The calculation of retirement benefits under the plans generally is based upon average earnings for the highest five consecutive years of the fifteen years preceding retirement. The credited years of service for Messrs. Bottorff, Polley, McCabe, Boyle and Simmons are 3, 3, 18, 3 and 2 respectively. Benefits are calculated on the basis of straight life income payments and are not subject to any deduction for Social Security or other offset amounts.

                           COMPENSATION OF DIRECTORS

     Directors who are not officers of the Company receive an annual retainer of $18,000 plus $1,000 for attendance of each regular or special board meeting, and each committee meeting. The Chairmen of the Asset Policy, Community Affairs, Development, Human Resources and Audit Committees receive additional annual retainers of $6,000 each. In 1994, directors of the Company who were also directors of the Company's wholly-owned subsidiary, First American Trust Company, N.A., received directors' and committee fees from that entity. During 1994, the total directors' fees paid by the Company and its subsidiaries to each of the directors of the Company ranged from $5,500 to $52,800. In addition, under the 1993 Non-Employee Director Stock Option Plan, each non-employee director is annually granted the option to purchase 1,000 shares of the Company's common stock at a purchase price equal to market price on the day of the annual meeting of shareholders. In 1994, the purchase price was $30.875 per share. These options vest 20% per year over five years. Under the Company's Director's Deferred Compensation Plan, each Director may annually elect to defer payment of all or a portion of his or her retainer and fees until attaining the age of 65. Such deferred amounts become payable upon the termination of the tenure of a director provided the director has attained the age of 65.

     Effective January 1, 1993, FANB entered into a consulting agreement with Mr. James F. Smith, Jr., former President and Chief Executive Officer of the Company, pursuant to which Mr. Smith agreed to provide support in various areas of operations. Under this agreement, which terminated on December 31, 1994, Mr. Smith received $125,000 per year.

HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION.

     During 1994, the Board's Human Resources Committee was composed of Messrs. McCoy (Chairman), Beall, Dickson, Haslam, Turner and Wilson. None of these persons has at any time been an officer or employee of the Company or any of its subsidiaries. During 1994, none of these persons had any relationship requiring disclosure by the Company under Item 404 of SEC regulation S-K and there existed no relationships involving the executive officers, directors or Human Resources Committee members and the executive officers, directors or compensation committee members of any other entity such as to constitute an interlock for disclosure purposes under applicable SEC regulations.

           HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION

OVERALL POLICY

     First American's policy is to tie a significant portion of executive compensation to the Company's performance and to appreciation in its stock price. The objectives of this approach are to hire and retain highly qualified people, motivate them to achieve the Company's performance goals, link management and shareholder interests and reward individual contributions as well as overall results.

     The Committee is generally responsible for making executive compensation decisions for the Company. We are responsible for granting stock options and restricted stock. We are also responsible for approving salaries and bonuses for executive officers, with the exception of those who also serve as directors whose salaries and bonuses are approved by the non-employee members of the Board. In 1994, the Board made no material modifications to our recommendations with respect to those officers.

     The executive compensation program, which consists of three major components: base salaries, annual incentive compensation and long-term incentive compensation (stock options and restricted stock grants), is reviewed annually. Total compensation achievable by First American executives generally ranges from the 50th to the 75th percentile when compared with similar positions in selected comparable companies. In setting 1994 base salaries, we reviewed the Towers Perrin 1993 Salary Survey and the data pertaining to a group of 22 "high-performing" banks (the "Peer Group") included in the 1993 Cole Survey. Both of these surveys are conducted annually on a national basis by independent consulting firms. Thirteen of the Peer Group banks are included in the KBW50 Index shown in the Shareholder Return Performance Graph. The KBW50 is composed of fifty of the nation's most important banking companies, including all money center banks, and most major regional banks, and is meant to be representative of the price performance of the nation's large banks. The Committee believes that compensation data for money center banks and very large regional banks would not be appropriate for use in determining executive compensation for the Company. The Peer Group banks are generally banks with excellent performance, apparently similar strategies and/or operating characteristics, and, on average, are somewhat larger than the Company. In determining incentive compensation, we rely on market information, including the TPF&C Executive Banking Survey, provided by an independent compensation consultant. Generally, executive officers have the opportunity to earn performance-based compensation (cash bonuses) worth an estimated maximum of 80% to 100% of base salary, and the opportunity to receive stock options and restricted stock worth up to an estimated 45% to 60% of base salary depending upon the executive's position.

     Both annual and long-term incentive compensation are based on performance. Appreciation in the value of the Company's stock is also a key element of the long-term component. On an annual basis the Committee establishes performance goals which are consistent with the Company's three-year plan. In 1994, these goals included the achievement of specified minimum asset quality and capital adequacy levels and the achievement of established levels of return on assets and productivity.

     In 1993, section 162(m) was added to the Internal Revenue Code pursuant to the Omnibus Budget Reconciliation Act of 1993. This section generally limits the corporate deduction for compensation paid to the chief executive officer and each of the four other highest paid executive officers to $1 million per year unless certain requirements are met. The Committee has analyzed the effect of section 162(m) and anticipates no financial impact for 1994 or 1995. We will periodically reevaluate this issue and recommend changes to the compensation program if appropriate in order to maximize earnings and shareholder value.

BASE SALARIES

     In determining an executive officer's starting salary, the responsibilities of the position, the officer's experience and the competitive marketplace, particularly the salaries of comparable positions at other financial institutions, are considered. In 1994, the Committee adopted a new approach for base salary adjustments for executive officers. A target rate for each position, including that of chief executive officer, was established by using the midpoint between the 50th percentile of the TPF&C Executive Banking Survey with an asset size regression analysis and the 50th percentile of the Peer Group. Following an annual performance evaluation, if the executive is found to be meeting performance expectations and fully functioning, it is the intent that base salary will be increased to the target rate. If the salary exceeds the target rate, normally no increase will be effected until the market rate exceeds salary. In future years, unless an executive assumes greater responsibilities, base salary increases will generally reflect the annual market movement of the salary range structure.

BONUSES

     Executive officers are eligible for annual cash bonuses, generally varying percentages of base salary, depending upon the officer's position and responsibilities. The actual amount paid depends upon the degree to which established corporate, and in some cases unit or individual, performance goals are achieved. In 1994, the Committee established, and the Board of Directors approved, corporate performance goals relating to soundness as a threshold for the award of cash bonuses. These goals consisted of maximum ratios of criticized and classified assets to capital and nonperforming loans to total loans and other real estate owned, and a minimum ratio of common equity to average total assets (the "Soundness Threshold"). If the Soundness Threshold was not met, no bonuses would have been paid. Once the Soundness Threshold was met, the bonuses paid, to the extent based upon corporate performance, depended upon the Company's return on total assets and productivity (the "Company Performance Goals"), both of which were weighted at 50% of the corporate portion of the award. In 1994, the Company Performance Goals were established at more stringent levels than in 1993. In 1994, the Soundness Threshold was exceeded, as were the Company Performance Goals. In calculating bonus amounts paid, extraordinary items of income and expense were excluded from the calculations. For executive officers other than Mr. Bottorff, the Committee also considered unit and individual performance measures such as productivity and customer service results.

RESTRICTED STOCK

     Restricted stock awards are grants of shares of the Company's common stock which are issued in the officer's name but are held by the Company and cannot be sold or transferred during the restriction period. The lapse of the restrictions is tied to corporate performance. These awards generally are granted annually, and the number of shares granted is based on the importance of the executive to achievement of the Company's long-term performance goals. The number of stock options and shares of restricted stock held by participants is not considered in making this determination. We use a model based on the Black/Scholes valuation model developed with the assistance of a national independent compensation consulting firm. In applying the model, each grant covers a three-year performance period. Dividends are paid on these shares during this period. For each year of the performance period, an executive may earn one, two or three points, depending upon the achievement of the Company Performance Goals. However, if the Company does not achieve the Soundness Threshold, two points are deducted. If less than three points are earned over the performance period, no restricted stock becomes vested at the end of the period. At the end of the period, up to 100% of the restricted stock may be transferred to the executive free of restriction, with the percentage varying (from 50% to 100%) based upon the number of points earned. Any shares which are not transferred to the executive remain restricted for twelve more years, and any dividends on remaining shares are forfeited during that period. In any event, after the passage of fifteen years the restrictions lapse if the executive is still employed by the Company. In 1994, participants earned three points based on the achievement of the Company Performance Goals.

STOCK OPTIONS

     Annual stock option grants are designed to more closely align the interests of management with those of shareholders, and because the full value of an executive's compensation package cannot be realized unless stock price appreciation occurs over a number of years, to retain key executives and to provide an incentive for them to create long-term shareholder value. The Committee sets guidelines for the size of these awards based on competitive compensation data including an analysis of the TPF&C Banking Survey provided by an independent compensation consultant, the responsibilities and experience of the executive and the recommendation of the chief executive officer. The number of options granted is based upon their projected value using market data and the same model used to determine restricted stock awards as well as the level and the salary of the executive officer. Normally options are granted at an exercise price equal to market value on the date of grant and vest over five years at a rate of 20% per year. To emphasize the importance of increasing shareholder value, in 1994 the Committee granted executive officers two years' worth of options, half the value of which was granted at an exercise price equal to market value with the remaining portion granted at an exercise price of $40 per share, approximately a 30% premium over market at time of grant.

STOCK OWNERSHIP POLICY

     To further align the interests of management and shareholders, the Committee established an executive stock ownership policy in 1994. Under the policy, executive officers are encouraged to acquire and hold shares of the Company's common stock with a value equal to or exceeding either three or two times their annual salary depending on the level of the executive. The Chief Executive Officer's target has been established at four times annual salary. Executives who achieve the target level within three years will be granted restricted stock equal to 10% of their holdings; those who achieve the target level within four years, 7.5%; and those who achieve the target level within five years, 5%. If the stock holdings are retained for three years from the date of grant, the restrictions will lapse; if not, the shares will be forfeited.

CHIEF EXECUTIVE OFFICER COMPENSATION

     In 1994, the Committee applied the methodologies described above in determining the Chief Executive Officer's base salary, bonus and incentive compensation. With Board approval, Mr. Bottorff's base salary was increased to $530,000 effective January 1, 1994. His bonus was dependent upon the achievement of the two established Company Performance Goals: return on assets and productivity, each of which was weighted at 50%. In 1994, the amount of bonus achievable by Mr. Bottorff ranged from 0 to a maximum of 100% of his base salary. The level of return on assets and the productivity ratio attained by the Company in 1994 resulted in a bonus paid to Mr. Bottorff of $265,000.

     In addition, Mr. Bottorff is eligible to be considered for long term incentives (stock options and restricted stock) with a projected maximum value of 100% of his base salary. In 1994, Mr. Bottorff was granted incentive compensation in the form of stock options as well as restricted stock with provisions for accelerated vesting if the Company Performance Goals were attained. The Committee also granted Mr. Bottorff options for 50,000 shares at an exercise price of $40.00 per share (a 30% premium over market price) which vest 20% per year over five years. The Committee also granted him 10,000 shares of restricted stock which vest as described below.

     Mr. Bottorff was granted options on 200,000 shares in 1991 (which represent approximately the same number as would have been granted to the chief executive over three years under the long-term plan) which vest at the rate of 20% per year from 1992 through 1996, so long as the performance goals established by the Committee (which for 1994 was the Soundness Threshold) are met. The restrictions on 10,000 shares of Mr. Bottorff's restricted stock lapsed after determining performance for 1992 through 1994, and the restrictions on up to 10,000 shares may lapse at the end of both 1995 and 1996 if the corporate performance goals for each three-year period are met. Any shares which do not become unrestricted through the attainment of performance goals remain restricted for twelve more years, and any dividends on these remaining shares are forfeited during the twelve-year period.

     In 1994, the Company surpassed the asset quality, capital adequacy and profitability threshold levels established for the year, so that Mr. Bottorff earned three points toward the first third of the restricted stock granted to him in 1991. These three points earned in 1994 also apply to the second third of the restricted stock awarded him in 1991. In 1992, two points were earned and in 1993, three points were earned. Therefore, since his employment by the Company in 1991, Mr. Bottorff has earned a total of eight points on the first third of his restricted stock, six points on the second third and three points on the last third. The restrictions on these shares lapse upon the attainment of at least six points over each three-year performance period. In 1994, he also satisfied the vesting and performance requirements on options for 40,000 shares. Since 1991, he has satisfied the vesting and performance requirements of 120,000 of the 200,000 stock options granted to him.

     Submitted by the Human Resources Committee of the Board of Directors,

                                          William O. McCoy (Chairman)
                                          Samuel E. Beall, III
                                          Reginald D. Dickson
                                          James A. Haslam II
                                          Cal Turner, Jr.
                                          David K. Wilson

                      SHAREHOLDER RETURN PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the return on the Company's common stock with Standard & Poor's 500 Stock Index and the KBW 50 Index for the past five years.

                                   [Graph]

- ------------------------------------------------------------------------------------------------------
                                                            CUMULATIVE TOTAL RETURN
                                         -------------------------------------------------------------
                                                     1990       1991       1992       1993        1994
                                                    -----      -----      -----      -----      ------
  FIRST AMERICAN CORP                      100         31         88        136        161         139
  S & P 500                                100         97        126        136        150         152
  KBW 50                                   100         72        114        145        153         145
- ------------------------------------------------------------------------------------------------------

(1) $100 invested on December 31, 1989 in stock or index -- including reinvestment of dividends. Fiscal year ending December 31.
(2) The KBW 50 Index is a market-capitalization weighted bank-stock index comprised of fifty major banking companies and is published daily by Keefe, Bruyette & Woods, Inc.

                              CERTAIN TRANSACTIONS

     Some of the Company's executive officers and directors, or members of the immediate family of any of the foregoing persons, are at present customers of the Company's subsidiary banks and some of the Company's executive officers and directors, or members of the immediate family of any of the foregoing persons, are directors or officers of corporations, or members of partnerships, which are customers of the Company's subsidiary banks. As such customers they had transactions in the ordinary course of business with such banks, including borrowings, all of which are on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present any other unfavorable features.

     During 1993, the Company solicited competitive proposals from three vendors for the design, fabrication, installation and maintenance of a new retail merchandising system which was implemented in 1994 in all of the Company's branches. Following review of the proposals submitted, Design Performance Group, a division of American Sign and Marketing Services, Inc., a wholly owned subsidiary of Plasti-Line, Inc. was selected as the vendor for this project. Mr. Martin, a member of the Board of Directors of the Company, is the Chairman of the Board of Directors and Chief Executive Officer of Plasti-Line, Inc. and has an equity interest of approximately 50% in Plasti-Line, Inc. Mr. Smith, a member of the Board of Directors of the Company, also serves on the Board of Directors of Plasti-Line, Inc. In accordance with Company policy relating to business transactions with directors and their related interests, the Board of Directors of the Company approved the selection of Design Performance Group as the vendor for this project with Messrs. Martin and Smith abstaining from the vote. In 1994, the amount paid to Design Performance Group was $1,266,691.35.

     During 1994, FANB owned approximately 350 acres of foreclosed property located in Williamson County, Tennessee which had been for sale by FANB on the open market since 1991. In December 1994, FANB was contacted by Five Star Investments L.P. ("Five Star") regarding the purchase of approximately 4.59 acres of this property. Five Star is a limited partnership owned by the adult children of Walter G. Knestrick, a director of the Company. In January 1995, FANB agreed to sell the 4.59 acres for $68,000 per acre. The total amount owed by Five Star to FANB to complete this purchase in 1995 is approximately $312,120.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     KPMG Peat Marwick LLP Certified Public Accountants, has been the Company's independent auditors since 1971 and reported on the Company's consolidated financial statements for the year ended December 31, 1994. The Audit Committee of the Board of Directors, at its meeting on February 28, 1995, appointed KPMG Peat Marwick LLP as independent auditors of the Company for the year ending December 31, 1995. KPMG Peat Marwick LLP is a member of the SEC Practice Section of the American Institute of Certified Public Accountants division for CPA firms. Accordingly, KPMG Peat Marwick LLP has periodic "peer reviews" that consist of a review of the quality of the firm's accounting and auditing practices by another CPA firm. A representative of KPMG Peat Marwick LLP is expected to attend the Annual Meeting and will be provided the opportunity to make a statement and/or respond to appropriate questions from shareholders.

                           ANNUAL REPORT ON FORM 10-K

     TO OBTAIN A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1994, TOGETHER WITH FINANCIAL STATEMENTS AND SCHEDULES, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (AVAILABLE WITHOUT CHARGE TO SHAREHOLDERS), PLEASE WRITE TO CARROLL E. KIMBALL, DIRECTOR OF INVESTOR RELATIONS, FIRST AMERICAN CORPORATION, 708 FIRST AMERICAN CENTER, NASHVILLE, TENNESSEE 37237-0708 OR CALL (615) 748-2455.

                                                                APPENDIX A
                                                                ----------

                           FIRST AMERICAN CORPORATION

    PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS CALLED FOR APRIL 20, 1995.

    The undersigned hereby appoints Dennis C. Bottorff and Dale W. Polley, or either of them, as proxies, with full power of substitution, to vote all shares of the undersigned as shown on the reverse side of this proxy at the 1995 Annual Meeting of Shareholders of FIRST AMERICAN CORPORATION and any adjournments thereof.

    The Board of Directors recommends a vote FOR the election of directors.

(1) / / FOR all of the following nominees for director, Wilson to serve until the Annual Meeting in 1996, Fillebrown to serve until the Annual Meeting in 1997, and Dickson, Koonce, Polley, Smith, Turner and Welch to serve until the Annual Meeting in 1998 and until their successors have been elected and qualified (except as indicated to the contrary below):

    / / AGAINST the following nominees (print name(s)):        / / WITHHOLD AUTHORITY (ABSTAIN) to vote for the
                                                                   following nominees (print name(s)):
    / / AGAINST all nominees                                   / / WITHHOLD AUTHORITY (ABSTAIN) to vote for all
                                                                   nominees

(2) / /  AUTHORITY GRANTED      / /  AUTHORITY WITHHELD for the proxies to vote
                                                        in their discretion on
                                                        any other matter which
                                                        may come before said
                                                        Meeting or any
                                                        adjournment thereof.

    Your shares will be voted in accordance with your instructions. If no choice is specified, shares will be voted FOR the nominees in the election of directors and by the proxies in their discretion on any other matters which may properly come before said Meeting or any adjournment thereof.

- --------- WILL ATTEND THE ANNUAL MEETING                                    PLEASE SIGN AND RETURN PROMPTLY
(NUMBER ATTENDING)                                                          ---------------------------------------------
                                                                            ---------------------------------------------
                                                                            DATE                                   , 1995
                                                                            Please sign exactly as your name appears at
                                                                            left. If registered in the names of two or
                                                                            more persons, each must sign. Executors,
                                                                            administrators, trustees, guardians,
                                                                            attorneys and corporate officers must show
                                                                            their full titles.

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